Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, the undersigned, as a person who is or may become required to file with the Securities and Exchange Commission (“SEC”) public reports disclosing their holdings of, and transactions in, the equity securities of CNS Pharmaceuticals, Inc. (the “Company”) under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “1934 Act”), hereby constitutes and appoints each of Rami Levin and/or Steve O’Loughlin, each with full power of substitution and resubstitution, as the undersigned’s true and lawful attorneys-in-fact to:

1.	Complete and execute Forms 3, 4 and 5, any successor forms, and other forms, reports, schedules or amendments required or advisable under Section 16 of the 1934 Act as such attorneys-in-fact shall in their discretion determine to be required or advisable pursuant to Section 16 of the 1934 Act and the rules and regulations thereunder, as a consequence of the undersigned’s ownership, acquisition or disposition of any equity securities of the Company; and

2.	Do and perform any and all acts necessary or incidental to the execution and filing of such forms with the SEC, any securities exchange or national association, the Company and such other person or agency as the attorneys-in-fact shall deem appropriate, including without limitation the authority to execute and file amendments to any previously filed forms and to submit filings electronically through EDGAR or any successor filing system.

Each of the attorneys-in-fact named herein shall have the authority to act individually and independently in accordance with this Power of Attorney, and the signature or act of any one of them, or of any substitute attorney-in-fact appointed hereunder, shall be sufficient. The undersigned hereby ratifies and confirms all that said attorneys-in-fact or any substitute attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorneys-in-fact and any substitute attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16 of the 1934 Act. The undersigned remains solely responsible for compliance with all requirements under Section 16 and for the accuracy and completeness of all information provided to the attorneys-in-fact.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and the Company's Secretary at the Company's principal executive office. This Power of Attorney shall automatically terminate upon the death or incapacity of the undersigned. The authority of any attorney-in-fact shall automatically terminate upon such attorney-in-fact’s death, resignation from the Company, or incapacity, and any remaining attorney-in-fact shall continue to have full authority hereunder.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 10th day of June 2026.

Signature:  /s/ Michal Fisher